EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Foundation® Conservative Allocation Fund (one of the series constituting Delaware Group® Foundation Funds) of our report dated May 18, 2018, relating to the financial statements and financial highlights, which appears in Delaware Foundation Moderate Allocation Fund and Delaware Foundation Conservative Allocation Fund's Annual Report on Form N-CSR for the year ended March 31, 2018.  We also consent to the references to us under the headings "Service Providers", "Plan of Reorganization" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers, LLP
Philadelphia, Pennsylvania
May 23, 2018